EXHIBIT 99.1

                    PRESS RELEASE OF NORTHWEST BANCORP, INC.

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                                                                   Exhibit 99.1
NEWS RELEASE
For immediate release
May 22, 2006

Contact: Jim Holding, Northwest Savings Bank   814.728.7670

Northwest Savings Bank Acquires Maryland Permanent Bank

     On Monday, May 22, 2006, the two offices of Maryland Permanent Bank, in Owings Mills and Glen Burnie, Maryland, became part of the community banking network of Northwest Savings Bank. The offices, located at 9612 Reisterstown Road in Owings Mills and at 7310 Ritchie Highway in Glen Burnie, join Northwest Savings Bank offices in Arbutus and Elkridge, Maryland. With the acquisition of the Maryland Permanent offices, Northwest provides full-service banking to its customers in Anne Arundel, Baltimore, and Howard Counties.

     Michael Meisel, former Chairman of Maryland Permanent Bank and now a member of the Advisory Board of Northwest Savings Bank, stated, "We are extremely excited about joining the Northwest Savings Bank team. Northwest has developed a superb reputation in the industry as a community banking organization that delivers quality products and services to its customers. With these strengths and the added resources that Northwest brings to our market we will better serve our customer base in Maryland and expand it."

     Northwest Savings Bank President Bill Wagner said, "Northwest Savings Bank is pleased to have the Owings Mills and Glen Burnie office staffs join the Northwest family. The long history of both institutions, with Northwest's founding in 1896 and Maryland Permanent's in 1910, provides our customers with time-tested customer service as well as up-to-date and convenient banking products and services. From checking accounts to mortgages, business services, commercial loans, Internet banking and Bill Payment, and investment and trust services, Northwest is a full-service financial institution."

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     With the  acquisition,  Northwest  Savings  Bank  operates  four offices in
Greater Baltimore. The offices serve Arbutus, Elkridge, Glen Burnie, and Owings Mills. Northwest has 155 community banking offices in Maryland, Pennsylvania, New York, Ohio, and Florida and 50 consumer discount offices in Pennsylvania and New York. Northwest Bancorp, Inc., the parent company of Northwest Savings Bank, holds assets of over $6.5 billion. The stock of Northwest Bancorp, Inc. is traded on the NASDAQ Market System under the symbol "NWSB."

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